Exhibit 99.1

FOR IMMEDIATE RELEASE

NewLink Genetics Reports First Quarter 2016 Financial Results

•	IMPRESS Phase 3 Top-line Results Now Expected in Second Quarter of 2016

•	Pancreatic and Melanoma IDO Pathway Inhibitor Trial Updates at ASCO

-Management to Host Conference Call Today at 8:30 a.m. ET

Ames, Iowa and Austin, Texas - April 29, 2016 - NewLink Genetics Corporation (NASDAQ:NLNK), a biopharmaceutical company at the forefront of discovering, developing and commercializing novel immuno-oncology product candidates, including both cellular immunotherapy and checkpoint inhibitor programs, to improve the lives of patients with cancer, today reported consolidated financial results for the first quarter of 2016.
“We had a productive quarter and made solid progress in achieving our mission of bringing patients with cancer better treatment options,” said Charles J. Link, Jr., M.D., Chairman, Chief Executive Officer and Chief Scientific Officer. “The pivotal IMPRESS trial for patients with resected pancreatic cancer is moving rapidly toward final analysis. And, we are preparing for multiple updates from both our proprietary and partnered IDO pathway inhibitor clinical programs at key scientific meetings in 2016.”
Nicholas Vahanian M.D., President and Chief Medical Officer, added, “With the upcoming clinical trial read outs, we anticipate that these data will bring us closer to clinical validation of our IDO pathway inhibitor program. The team at NewLink Genetics continues with confidence and excitement as our partner, Genentech begins to report on the clinical development of GDC-0919 alone and in combination studies. We look forward to Genentech reporting on the results from these studies this year. ”
Program Updates:
HyperAcute® Cellular Immunotherapy Program
Algenpantucel-L/IMPRESS Trial
Today, the company reported that it expects to report top-line results from the IMPRESS trial during the second quarter of 2016. Algenpantucel-L is the most advanced clinical program utilizing NewLink Genetics’ HyperAcute Cellular Immunotherapy platform technology. IMPRESS is a randomized, controlled, two-arm Phase 3 trial (n=722) for patients with resected pancreatic cancer designed to test algenpantucel-L in combination with the standard of care versus the standard of care alone.

Exhibit 99.1

IDO Pathway Inhibitor Programs
Indoximod
At the upcoming American Society of Clinical Oncology Annual Meeting from June 3 to 7, 2016 in Chicago, NewLink Genetics expects to report on clinical updates on its proprietary IDO pathway inhibitor programs. Abstracts that have been selected include:

◦	Interim data update from a Phase 2 trial with a target enrollment of 80 patients evaluating the addition of indoximod to gemcitabine/nab-paclitaxel for patients with metastatic pancreatic cancer.

◦
Mid-trial and safety data update from a Phase 2 trial with a target enrollment of 96 patients of indoximod and ipilimumab or PD-1 inhibitors for patients with stage 3 or 4 advanced or metastatic melanoma.

Additional data updates expected in the second half of 2016 include:

◦	Mid-trial update from a Phase 2 trial with a target enrollment of 132 patients of indoximod for patients with refractory malignant brain tumors.

◦	Guidance on timing of preliminary results in a randomized Phase 2 trial with a target enrollment of 154 patients of indoximod for patients with metastatic breast cancer.
GDC-0919 Small Molecule Program
The company is anticipating a clinical update from the combination study of GDC-0191. Genentech recently reported that it will update the Phase 1b study with a target enrollment of 224 patients in solid tumors at the European Society of Medical Oncology from October 7-11, 2016 in Denmark. The dose-escalation and expansion study combines GDC-0919 and atezolizumab (PD-L1 Mab).
In 2014, NewLink Genetics entered into an exclusive worldwide license agreement with Genentech, a member of the Roche Group, for the development of NLG919, NewLink Genetics’ IDO pathway inhibitor. The parties also entered into a research collaboration for the discovery of next generation IDO/TDO compounds.
Financial Results for the Three-Month Period Ended March 31, 2016
Cash Position: NewLink Genetics ended the quarter on March 31, 2016, with cash, cash equivalents, and certificates of deposit totaling $178 million compared to $197.8 million for the year ending December 31, 2015. The decrease was attributable primarily due to the increased operating expenses for R&D and pre-commercialization development, offset by amounts received under government contracts.
R&D expenses: Research and development expenses in the first quarter of 2016 were $21.9 million compared to $18 million during the comparable period in 2015. The increase was primarily due to increases in clinical trial and manufacturing expenses related to NewLink Genetics' broad pipeline of product candidates.
G&A expenses: General and administrative expenses in the first quarter of 2016 were $9.2 million compared to $8.4 million during the comparable periods in 2015. The increase was primarily due to an increase in share-based compensation expense, as well as increases in travel expenses and medical affairs and marketing.
Net Income/Loss: NewLink Genetics reported a net loss of $23.7 million or a $0.82 loss per diluted share for the first quarter of 2016 compared to net income of $11.2 million or earnings of $0.35 per diluted share for the comparable period in 2015.

Exhibit 99.1

NewLink Genetics ended the quarter with 28,860,925 shares outstanding.
Financial Guidance and Upcoming Investor Meetings
NewLink Genetics has reiterated their goal and expectation is to finish 2016 with two years of cash on hand.
We have presented at five investor meetings since the beginning of the year and expect to present at Bank of America Healthcare Conference on May 12 and Cantor Fitzgerald Healthcare Conference on July 12 and 13.
Conference Call Details
The Company has scheduled a conference call for 8:30 a.m. ET today to discuss the results and to give an update on clinical and business development activities. NewLink Genetics’ senior management team will host the call, which will be open to all listeners. There will also be a question and answer session following the prepared remarks.
Access to the live conference call is available by dialing (855) 469-0612 (U.S.) or (484) 756-4268 (international) five minutes prior to the start of the call. The call and accompanying slides can also be accessed through a webcast via a link provided on the Investors and Media homepage of NewLink Genetics’ website at www.NewLinkGenetics.com. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (international) and using the passcode 86419353. The replay will be available for two weeks from the date of the call, and the webcast will also be archived on the website.
HyperAcute® Cellular Immunotherapy Program
HyperAcute Cellular Immunotherapies are unique, tumor-specific product candidates that take advantage of a pre-existing human immune response to initiate a powerful cascade, potentially educating the body’s natural defenses to identify and destroy cancer cells. Unlike certain immuno-oncology products, HyperAcute Cellular Immunotherapies do not require patient tissue or cancer cells and are designed to be easy to administer. HyperAcute Cellular Immunotherapies use allogeneic (disease-specific, not patient-specific), tumor-specific human cell lines that have been modified to express alpha-gal. Intact, whole cells are used rather than cell fragments or purified proteins, which we believe result in the stimulation of a more powerful immune response. Our most advanced clinical program utilizing this technology is for patients with pancreatic cancer. Additionally, there are ongoing clinical development programs and data on induced immune responses targeting non-small-cell lung cancer, melanoma, prostate cancer and kidney cancer.
Indoleamine 2,3-Dioxygenase (IDO) Checkpoint Inhibitor Programs
The indoleamine 2,3-dioxygenase (IDO) pathway regulates immune response by suppressing T cell function and enabling local tumor immune escape. NewLink Genetics is researching two IDO pathway inhibitors, GDC-0919 (in partnership with Genentech) and indoximod, small-molecule product candidates that have the potential to disrupt mechanisms by which tumors evade the immune system.
NewLink Genetics’ indoximod and GDC-0919 each have a distinct mechanism of action within the IDO pathway and are in Phase 1 or 2 clinical trials for a range of cancers, including breast cancer, melanoma, and other solid tumors.

Exhibit 99.1

About NewLink Genetics Corporation
NewLink Genetics is a biopharmaceutical company focused on discovering, developing and commercializing novel immuno-oncology products to improve treatment options for patients with cancer. NewLink Genetics’ portfolio includes biologic and small molecule immunotherapy product candidates intended to treat a wide range of oncology indications. NewLink Genetics’ product candidates are designed to harness multiple components of the immune system to combat cancer without significant incremental toxicity, either as a monotherapy or in combination with other treatment regimens. For more information please visit http://www.newlinkgenetics.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of NewLink Genetics that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “will,” “could,” “should,” “seek” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about NewLink Genetics’ financial guidance for 2016; enrollment in or results of its clinical trials for product candidates; its timing of release of data from ongoing clinical studies; its plans related to moving additional indications into clinical development and regulatory matters; NewLink Genetics’ future financial performance, results of operations, cash position and sufficiency of capital resources to fund its operating requirements; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that NewLink Genetics makes due to a number of important factors, including those risks discussed in “Risk Factors” and elsewhere in NewLink Genetics’ Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the U.S. Securities and Exchange Commission (SEC). The forward-looking statements in this press release represent NewLink' Genetics’ views as of the date of this press release. NewLink Genetics anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing NewLink Genetics’ views as of any date subsequent to the date of this press release.

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Corporate Contact:
Jack Henneman
Chief Financial Officer
(515) 598-2561
Investor@linkp.com

Investor Contact:
Donna LaVoie or Rachel Girard
LaVoieHealthScience
617-374-8800, ext. 107/102
dlavoie@lavoiehealthscience.com
rgirard@lavoiehealthscience.com

Exhibit 99.1

Media:
David Connolly
LaVoieHealthScience
617-374-8800, ext. 108
dconnolly@lavoiehealthscience.com

Exhibit 99.1

NewLink Genetics Corporation
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Grant revenue	$4,338	$9,649
Licensing and collaboration revenue	1,370	29,546
Total revenue	5,708	39,195
Operating expenses:
Research and development	21,937	17,981
General and administrative	9,164	8,366
(Loss) income from operations	(25,393)	12,848
Other income, net	39	11
Net (loss) income before taxes	(25,354)	12,859
Income tax benefit (expense)	1,634	(1,669)
Net (loss) income	$(23,720)	$11,190
Basic (loss) earnings per share	$(0.82)	$0.40
Diluted (loss) earnings per share	$(0.82)	$0.35
Basic average shares outstanding	28,856,944	28,218,631
Diluted average shares outstanding	28,856,944	31,919,318

Exhibit 99.1

NewLink Genetics Corporation
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)
	Year Ended
	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash, cash equivalents and certificates of deposit	$177,983	$197,800
Prepaid expenses and other current assets	9,516	10,342
Income tax receivable	1,926	—
Total current assets	189,425	208,142
Property and equipment, net	10,498	10,400
Total assets	$199,923	$218,542

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$14,104	$12,422
Unearned revenue	864	892
Other current liabilities	337	667
Income taxes payable	—	859
Total current liabilities	15,305	14,840
Long-term liabilities:
Royalty obligation payable	6,000	6,000
Notes payable and obligations under capital leases	453	368
Deferred rent	1,129	1,153
Unearned revenue	223	407
Total long-term liabilities	7,805	7,928
Total liabilities	23,110	22,768
Stockholders' equity:
Common stock	289	288
Additional paid-in capital	281,368	276,610
Treasury stock, at cost	(771)	(771)
Accumulated deficit	(104,073)	(80,353)
Total stockholders' equity	176,813	195,774
Total liabilities and stockholders' equity	$199,923	$218,542